Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the registration statement on Form S-1 (the “Registration Statement”) of I-Level Media Group Incorporated (the “Company”), dated the date hereof, of our report dated November 1, 2012 relating to the financial statements of TelUPay, PLC for the year ended March 31, 2012, appearing in the Prospectus which is a part of such Registration Statement, as well as to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ L.L. Bradford & Company

L.L. Bradford & Company
January 21, 2013
Las Vegas, Nevada

702-735-5030 ● 8880 West Sunset Road, Third Floor, Las Vegas NV 89148 ● www.llbradford.com